                           EXHIBIT 11 TO FORM 10-QSB


                        FRONTIER NATURAL GAS CORPORATION

        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)

                                                                    QUARTER ENDED
                                                                      JUNE 30,
                                                          -------------------------------
                                                              1996               1995
                                                          -------------------------------
Common shares issued and outstanding beginning              5,058,406           2,418,050

Add:(1)
        Shares purchased under common stock
         subscription agreement                                   ---              90,450
        Cumulative preferred stock conversion                     ---           1,456,954
        Stock issued for services                              87,500                 ---
                                                          -----------         -----------

Total equivalent common shares                              5,145,906           3,965,454
                                                          ===========         ===========

Net loss                                                     (990,841)        $  (253,081)

Less:   Cumulative Preferred Stock dividend                    51,576             343,805
Less:   Value of common stock issued for cumulative
        preferred stock in excess of original terms,
        net of relieved preferred stock dividend                  ---           2,183,471
                                                          -----------       -------------

Net loss available to common and common
 equivalent shares                                        $(1,042,417)      $  (2,780,357)
                                                          ===========       =============

Net loss per common and common equivalent share                $(0.20)             $(0.70)
                                                          ===========       =============

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/1/  Common stock equivalents were determined based on the "Treasury Stock
     Method" as set forth in Accounting Principals Board Opinion No. 15.